Execution Version

TCW SPIRIT DIRECT LENDING LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of TCW Spirit Direct Lending LLC, a Delaware limited liability company (the “Company”), is entered into this 20th day of March, 2024, and made effective among the Members as of March 27, 2024, by TCW Asset Management Company LLC, a Delaware limited liability company, as initial sole member (the “Sole Member”). The Sole Member and any other members admitted from time to time in accordance with the terms hereof are collectively referred to herein as “Members” and each is individually referred to herein as a “Member”.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”), pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on March 5, 2024, as amended through the date hereof, and the adoption of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby agrees as follows:

1.	Formation and Name.

The name of the Company is TCW Spirit Direct Lending LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Board (or, if the Board is not yet appointed, the Sole Member) in order to comply with local law. Zachary Edelman is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company under the name “TCW Spirit Direct Lending LLC” with the Secretary of State of the State of Delaware, which execution, delivery and filing are hereby ratified and approved. Upon the execution of this Agreement, his powers as an “authorized person” of the Company shall cease, and each Officer (as defined below) thereupon shall become a designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act.

2.	Business.

The business purpose of the Company shall be to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.	Registered Office; Registered Agent.

The name and address of the registered agent and registered office of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

4.	Principal Place of Business.

The principal office of the Company shall be located at c/o The TCW Group, Inc., 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116, or such other place as the Sole Member or the Board (or, if the Board is not yet appointed, the Sole Member) may designate from time to time.

5.	Duration.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and the Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or as determined by the Board (or, if the Board is not yet appointed, the Sole Member).

6.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year; provided that the Company’s first fiscal year shall begin on the date of formation of the Company and the Company’s last fiscal year shall end on the date of termination of the Company.

7.	Members.

Unless other Members are admitted to the Company in the Board’s (or, if the Board is not yet appointed, the Sole Member’s) sole discretion, the Sole Member shall be the only member of the Company.

8.	Management.

(a)	Sole Member. The Company shall be managed by the Sole Member until such time as the Board is appointed by the Sole Member in accordance with 8(b).

(b)	Board of Directors.

i.

When a board of managers (the “Board”) is appointed by the Sole Member, the Company shall be managed by the Board. Upon the appointment by the Sole Member of the initial Board, the Sole Member shall update Schedule A hereto to reflect the managers who have been appointed to the Board (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended, in which case the Company may have more than 12 Directors but never less than one.

ii.

A quorum of the Board shall consist of a majority of the number of Directors fixed from time to time in accordance with 8(b). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a vote of a majority of the Directors present, unless a different vote is required by law, or this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

iii.

At any time there are three or more Directors serving on the Board, the Directors will be divided into three classes, each serving staggered three-year terms. At each annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election. Each Director may be appointed to the Board with the affirmative vote of a plurality of the Members entitled to vote in the election of such Director at which a quorum is present; provided that the Board may amend this Agreement to alter the vote required to elect Directors. Each Director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

iv.	The names of each Director, such Director’s class, and the term of expiration of such Director shall be listed on Schedule A, which shall be updated by an Officer as necessary.

v.

A Director may resign as such from the Board at any time. If a Director is determined to have committed an act that constitutes cause, such Director may be removed from his position by a vote of 75% in interest of the Members. In addition, any Director may be removed from his position by a vote at a duly called meeting of the Board of least 80% of the Directors then seated.

vi.

Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

vii.	A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so.

(c)

Powers of Board. Except as otherwise explicitly provided herein, the Board (or, if the Board is not yet appointed, the Sole Member) shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement or any amendment to this Agreement, (c) satisfy any Company obligations, (d) make any disposition of Company assets, or (e) take such other actions to further the business purposes of the Company. Notwithstanding any other provision of this Agreement, without the consent of any Member or other person being required, the Company is hereby authorized to execute, deliver and perform, and the Board (or, if the Board is not yet appointed, the Sole Member) on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (w) a subscription agreement with each Member, (x) an advisory agreement, (y) a licensing agreement with an investment adviser, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board (or, if the Board is not yet appointed, the Sole Member) to cause the Company to enter into other documents.

(d)	Delegation of Authority and Duties.

i.

The management, policies and control of the Company shall be vested exclusively in the Board (or, if the Board is not yet appointed, the Sole Member); provided, however, that the Board (or, if the Board is not yet appointed, the Sole Member) may delegate its rights and powers to third parties, including to an investment adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board (or, if the Board is not yet appointed, the Sole Member).

ii.

The Board (or, if the Board is not yet appointed, the Sole Member) may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Vice Presidents, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company (collectively, the “Officers”). The compensation, if any, of the Officers shall be determined by the Board (or, if the Board is not yet appointed, the Sole Member). The names of each Officer and such Officer’s position shall be listed on Schedule B, which shall be updated by an Officer, as necessary.

iii.	The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board (or, if the Board is not yet appointed, the Sole Member).

iv.

Unless the Board (or, if the Board is not yet appointed, the Sole Member) decides otherwise, if the title of any person authorized to act on behalf of the Company under this 8(d) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 8(d). Any number of titles may be held by the same person. Any delegation pursuant to this 8(d) may be revoked at any time by the Board (or, if the Board is not yet appointed, the Sole Member).

v.

The Board (or, if the Board is not yet appointed, the Sole Member) may authorize any person, including any Officer, to sign on behalf of the Company. Zachary Edelman is hereby authorized to sign any document or instrument approved by the Board (or, if the Board is not yet appointed, the Sole Member) on behalf of the Company. Unless authorized to do so by the Board (or, if the Board is not yet appointed, the Sole Member), no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

9.	Capital Contributions.

Capital contributions shall be made in cash or in other assets as from time to time may be determined by the Board (or, if the Board is not yet appointed, the Sole Member). The Sole Member intends to make an initial capital contribution of $1,000 to the Company, but shall not be required to make any additional capital contribution to the Company.

10.	Limited Liability of Members, Directors and Agents.

a)

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither any Member nor any Director nor any Officer nor any “authorized person” (within the meaning of the Act) of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director, Officer or “authorized person” of the Company.

b)

To the maximum extent permitted by law, no Covered Person (as defined below) shall be liable to the Company or any Member or any other person or entity bound by this Agreement for (a) any mistake in judgment, (b) any act performed or omission made by such Covered Person, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company (x) if such Covered Person did not act in bad faith, and (y) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this section 10, “Covered Person” shall mean the Sole Member, the Directors, the Officers, the investment adviser, the Company’s administrator and each of their members, managers, officers, employees, agents, controlling persons and any other affiliate and any person or entity who otherwise serves at the request of the Board (or, if the Board is not yet appointed, the Sole Member) on behalf of the Company, each to the extent such person was serving in such capacity at the time the loss or cause of action arose. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person to the Company or any Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

c)

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person shall, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position, be liable to the Company or any Member for the negligence, whether by action or omission, dishonesty or bad faith of any broker or other agent of the Company.

d)

To the maximum extent permitted by law (including, without limitation, ERISA), no Person serving as liquidator shall be liable to the Company or any Member or any other person or entity bound by this Agreement for any loss suffered by the Company or any Member which arises out of any action or omission of such Person, provided that such Person did not act in bad faith.

e)

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person and no Person serving as liquidator shall be liable to the Company or any Member or any other person or entity bound by this Agreement with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel (as to matters of law), or of accountants (as to matters of accounting), or of investment bankers, accounting firms, or other appraisers (as to matters of valuation), provided that any such professional or firm is selected with reasonable care.

f)

To the maximum extent permitted by law, the Covered Persons, each liquidator, and each partner, member, stockholder, director, officer, manager, trustee, employee, agent and Affiliate of any of the foregoing (each, an “Indemnitee”) shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance and the right to require contributions or other payments by the Members under this Agreement) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, claim, suit, investigation or proceeding (including any proceeding before any court, arbitrator, administrative or legislative body or other agency) or any settlement thereof (subject to this section 10, to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee shall be threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of the Company or in furtherance of the interests of the Company or the Members or otherwise arising out of or in connection with the Company, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company, except for such losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position or losses due to a violation of an applicable law or regulation by the Indemnitee or (y) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by the Company, the Board (or, if the Board is not yet appointed, the Sole Member) and/or the investment adviser (or brought or initiated by the Indemnitee against the Company, the Board (or, if the Board is not yet appointed, the Sole Member) and/or the investment adviser).

g)

Notwithstanding section 10(f), an Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding to have acted in bad faith or to have acted in a manner that constituted willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

h)

In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the person or entity seeking indemnification, in the opinion of counsel: (a) acted in bad faith or (b) acted with willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

i)

Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall, if a claim in respect thereof is to be made against the Company pursuant to this section 10, notify the Company in writing of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnitee under this section 10 (other than under this 10(i)). Once the Company is so notified, the Company will be entitled to participate in such action and, if desired, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. If the Company so assumes the defense, the Company shall not be liable to such Indemnitee under this section 10 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, provided, however, that if (i) the Company and the Indemnitee mutually agree otherwise, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee, (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company or (iv) the named parties in any such proceedings (including any impleaded parties) include both the Company and the Indemnitee and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Company shall be liable to such Indemnitee under this section 10(i) for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee.

j)

The Company and the Indemnitee shall inform any other Indemnitee of any such settlement, compromise or judgment, prior to the completion of such settlement, compromise or judgment. The Company shall not, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.

k)

Except to the extent described above in this section 10, the Company may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by such Indemnitee to repay such payment if the Indemnitee shall be determined to be not entitled to indemnification for such expenses pursuant to this section 10; provided, however, that in such instance the Indemnitee is not defending an actual or threatened claim, action, suit or proceeding brought or initiated by Members constituting at least a majority in interest of the Members.

l)

Insurance. The Company may maintain, at the expense of the Company, (i) insurance policies for the protection of any Indemnitee or potential Indemnitee against any liability incurred in any capacity which results in such person or entity being an Indemnitee (provided that such Person is serving in such capacity at the request of the Company or the Board (or, if the Board is not yet appointed, the Sole Member), to the extent such policies are consistent with the investment adviser’s customary practice in maintaining insurance for its other registered investment vehicles advised by the investment adviser and its affiliates and (ii) one or more fidelity bonds that meet the requirements of the 1940 Act. For the avoidance of doubt, the Company will not bear the cost of insurance and/or fidelity bonds that are extraordinary for similarly-situated registered investment companies.

m)

The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee and shall survive the termination of this Agreement.

n)

The rights to indemnification and advancement of expenses conferred in this section 10 shall not be exclusive and shall be in addition to any rights to which any Indemnitee may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.

o)	Insurance and Other Sources for Indemnity.

p)

Each Indemnitee shall, as a condition to obtaining payments under this section 10, use commercially reasonable efforts to seek payment from any applicable portfolio company, its insurance carriers and/or the insurance carriers of the investment adviser and/or the Company. The Company shall, in good faith, determine whether any such Indemnitee has used commercially reasonable efforts to seek such payments. In no event, however, shall the Company be precluded from making payments under section 10 to any such Indemnitee if reasonable uncertainty exists as to the likelihood of payment by any such portfolio company or insurance carrier in a timely manner or on reasonably acceptable terms.

q)

any Covered Person or Indemnitee or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the exculpation and indemnification provisions set forth in this section 10, shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions.

11.	Amendments.

This Agreement may be amended at any time by written instrument adopted by the majority of the Board (or if the Board is not yet appointed, the Sole Member). Any such amendment shall be filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

12.	Miscellaneous.

(a)

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)	Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOLE MEMBER

TCW Asset Management Company LLC

By:	/s/ Andrew Kim
Name:	Andrew Kim
Title:	Managing Director

By:	/s/ Zachary Edelman
Name:	Zachary Edelman
Title:	Senior Vice President

SCHEDULE A

Schedule of Directors

Name	Class	Expiration of Term
Sheila A. Finnerty	Class I	2025

Saverio M. Flemma	Class II	2026

R. David Kelly	Class III	2027

Andrew W. Tarica	Class I	2025

Richard T. Miller	Class II	2026

A-1

SCHEDULE B

Schedule of Officers

Name	Position
Richard T. Miller	President

David Wang	Chief Operating Officer

Andrew Kim	Chief Financial Officer and Treasurer

Gladys Xiques	Chief Compliance Officer

Gayle Espinosa	Secretary

Joseph Magpayo	Assistant Secretary

B-1